EXHIBIT 99.1

USG CORPORATION ANNOUNCES DATE FOR SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON THE MERGER AGREEMENT WITH KNAUF AND SETS RELATED RECORD DATE
A Conditional Special Dividend of $0.50 per Share Will Be Paid to USG Stockholders
if the Merger Agreement is Adopted

Holders of USG Stock on the Record Date Must Hold that Stock Through the Conditional Special Dividend Payment
Date to Receive the Dividend

Chicago, IL, August 9, 2018 – USG Corporation (NYSE: USG) today announced that it will hold a special meeting of stockholders at 9:00 a.m. (Central Time) on September 26, 2018, at USG’s corporate headquarters, 550 West Adams Street, Chicago, Illinois 60661-3676. At the special meeting, stockholders will be asked to take action to, among other things, adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of June 10, 2018 with Gebr. Knauf KG (“Knauf”).

Stockholders of record as of the close of business on August 21, 2018 (the “record date”), will be entitled to vote at the special meeting and any adjournment thereof. Under the terms of the merger agreement, each share of common stock of USG, par value $0.10 per share (“USG common stock”) issued and outstanding immediately prior to the effective time of the merger (other than shares of USG common stock owned by Knauf and its subsidiaries, USG or certain other excluded holders pursuant to the terms of the merger agreement) automatically will be converted into the right to receive the closing consideration of $43.50 in cash.

The merger is subject to certain customary closing conditions, including adoption of the merger agreement by the affirmative vote of holders of at least 80 percent of the outstanding shares of USG common stock and receipt of regulatory approvals. We expect the merger to close in early 2019.

In addition, as contemplated by the merger agreement, the USG board of directors has declared a conditional special cash dividend of $0.50 per share of USG common stock (the “conditional special dividend”) payable to holders of USG common stock as of the record date, August 21, 2018, (subject to due bill trading as described below) if the merger agreement is adopted by USG stockholders. If the merger agreement is adopted, the conditional special dividend will be paid following certification of the results of the special meeting, and USG will announce publicly the date the conditional special dividend will be paid (the “conditional special dividend payment date”).

Important Information About the Special Cash Dividend

Due to the contingent nature of the conditional special dividend, USG common stock will trade with “due bills,” representing an assignment of the right to receive the conditional special dividend, beginning on August 20, 2018 (one business day prior to the record date) through the conditional special dividend payment date (such period of time the “due bill period”). AS A RESULT, HOLDERS OF USG COMMON STOCK ON THE RECORD DATE MUST HOLD USG COMMON STOCK THROUGH THE CONDITIONAL SPECIAL DIVIDEND PAYMENT DATE TO BE ENTITLED TO RECEIVE THE CONDITIONAL SPECIAL DIVIDEND. PURCHASERS OF USG COMMON STOCK DURING THE DUE BILL PERIOD (EVEN IF THE TRADE WILL SETTLE AFTER THE DUE BILL PERIOD) WHO HOLD SUCH SHARES OF RECORD ON THE CONDITIONAL SPECIAL DIVIDEND PAYMENT DATE WOULD BE ENTITLED TO RECEIVE THE CONDITIONAL SPECIAL DIVIDEND IN THE EVENT STOCKHOLDER APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT IS OBTAINED. STOCKHOLDERS THAT SELL USG COMMON STOCK DURING THE DUE BILL PERIOD (EVEN IF THE TRADE WILL SETTLE AFTER THE DUE BILL PERIOD) ARE NOT ENTITLED TO RECEIVE THE CONDITIONAL SPECIAL DIVIDEND IN THE EVENT STOCKHOLDER APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT IS OBTAINED. The due bill obligations are settled customarily between the brokers representing the buyers and sellers of USG common stock. USG has no obligations for either the amount of the due bill or the processing of the due bill. Buyers and sellers of USG common stock during the due bill period should consult with their broker before trading in USG common stock to be sure they understand the effect of due-bill procedures.

USG common stock will begin to trade ex-dividend on the first business day after the conditional special dividend payment date. AS A RESULT, INVESTORS WHO ENTER INTO TRADES TO PURCHASE USG COMMON STOCK ON OR AFTER THE EX-DIVIDEND DATE WILL NOT RECEIVE THE CONDITIONAL SPECIAL DIVIDEND.

For U.S. federal income tax purposes, the conditional special dividend will be characterized as a dividend to the extent paid out of USG’s current or accumulated earnings and profits through the end of the 2018 taxable year, as determined for U.S. federal income tax purposes. Based on USG’s estimate of its current and accumulated earnings and profits, it currently expects that only a portion of the amount of the conditional special dividend will be paid out of earnings and profits and thus treated as a dividend for U.S. federal income tax purposes. To the extent that the conditional special dividend exceeds USG’s current and accumulated earnings and profits, the excess will first reduce the stockholder’s basis in USG common stock, but not below zero, and then will be treated as gain from the sale of the stockholder’s USG common stock.

Stockholders should review USG’s definitive proxy statement, to be filed with the Securities and Exchange Commission (the “SEC”). USG expects to begin mailing the definitive proxy statement to its stockholders promptly following the record date for the special meeting. The definitive proxy statement will provide information for USG stockholders, as well as instructions on voting and additional details regarding the conditional special dividend and U.S. federal income tax treatment. Shareholders should consult with their own tax advisors regarding the particular tax consequences of receipt of the conditional special dividend pursuant to the merger agreement in light of their particular circumstances.

Cautionary Note Regarding USG Corporation Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to USG management's expectations about future conditions, including but not limited to, statements regarding the proposed merger with Knauf (the “proposed transaction”), including expected timing, completion and effects of the proposed transaction. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "may," "will be," "will continue," "will likely result" and similar expressions. Actual business, market or other conditions may differ materially from USG management's expectations and, accordingly, may affect its sales and profitability, liquidity and future value. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date, and USG undertakes no obligation to update any forward-looking statement. Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be completed are the following: the failure to obtain the necessary USG stockholder approval for the proposed transaction; the failure to obtain necessary regulatory or other governmental approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on USG; continued availability of financing or alternatives for the financing provided in the Knauf debt commitment letter; the failure to satisfy required closing conditions; the potential impact on the UBBP joint venture in the event the proposed transaction is not completed, including the risk that, in connection with the execution of the merger agreement, Boral Limited has the right to exercise its option to acquire USG’s ownership of the UBBP joint venture; the risk that the proposed transaction may not be completed in the expected timeframe or at all; the effect of restrictions placed on USG and its subsidiaries’ ability to operate their businesses under the merger agreement, including USG’s ability to pursue alternatives to the proposed transaction; the risk of disruption resulting from the proposed transaction, including the diversion of USG’s resources and management’s attention from ongoing business operations; the effect of the announcement of the proposed transaction on USG’s ability to retain and hire key employees; the effect of the announcement of the proposed transaction on USG’s business relationships, of operations, financial condition, the market price of USG’s common stock and businesses generally; the risk of negative reactions from investors, employees, suppliers and customers; the outcome of any legal proceedings that may be instituted against USG related to the proposed transaction; the amount of the costs, fees, expenses and charges related to the proposed transaction; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Information describing other risks and uncertainties affecting USG that could cause actual results to differ materially from those in forward-looking statements may be found in USG’s filings with the SEC, including, but not limited to, the "Risk Factors" in USG’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q.

Additional Information and Where to Find It
This press release relates to the proposed transaction involving USG and Knauf. In connection with the proposed transaction, USG intends to file with the SEC and mail or otherwise provide to its stockholders a proxy statement on Schedule 14A (the “Proxy Statement”). This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that USG may file with the SEC or send to its stockholders in connection with the proposed transaction. USG STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and USG’s website, www.usg.com, and USG stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from USG. In addition, the documents (when available) may be obtained free of charge by a request in writing to USG at 550 West Adams Street, Chicago, Illinois 60661-3676, attention: Corporate Secretary.

Participants in Solicitation
USG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of USG common stock in respect of the proposed transaction. Information about the directors and executive officers of USG is set forth in the proxy statement for USG’s 2018 annual meeting of stockholders, which was filed with the SEC on March 29, 2018, USG’s proxy supplement, which was filed with the SEC on April 20, 2018, and in USG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 14, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

About USG Corporation
USG Corporation is an industry-leading manufacturer of building products and innovative solutions. Headquartered in Chicago, USG serves construction markets around the world through its Gypsum, Performance Materials, Ceilings, and USG Boral divisions. Its wall, ceiling, flooring, sheathing and roofing products provide the solutions that enable customers to build the outstanding spaces where people live, work and play. Its USG Boral Building Products joint venture is a leading plasterboard and ceilings producer across Asia, Australasia and the Middle East. For additional information, visit www.usg.com.

USG Corporation
Media:
Sard Verbinnen & Co: Jim Barron/Pam Greene, 212-687-8080
USG Corporation: Kathleen Prause, 312-436-6607, KPrause@usg.com
Investors:
USG Corporation: Bill Madsen, 312-436-5349, investorrelations@usg.com